RHINO ENTERPRISES GROUP, INC.

              EMPLOYMENT AND STOCK OPTION AGREEMENT

   Agreement made as of this 27th day of October, 1999, by and between Robert W. Moehler, an individual residing in Mesquite, Texas ("Employee"), and Rhino Enterprises Group, Inc., a Nevada corporation (the "Company").


             PREAMBLE

   The Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as President and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided. In connection with his employment, the Company will offer options to purchase certain Restricted Stock, (as hereinafter defined) on the terms herein provided, including particularly Employee's undertaking to remain loyal to the Company. Employee's duties will expressly include operating the Company on a day-to-day basis on behalf of and for the account of the Company.

   NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1.  Definitions

   "Benefits" shall mean all the fringe benefits which may be approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

   "Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

   "Cause" for termination shall mean (i) Employee's arrest for a felony or crime of moral turpitude,(ii) acts of Employee which, in the judgment of the Board, constitute fraud or willful misconduct on the part of Employee in connection with his duties under this Agreement, including but not limited to, misappropriation or embezzlement in the performance of duties as an employee of the Company or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to, willful failure of Employee either to (a) continue to obey lawful written instruction of the Board after five (5) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected. Employee agrees, upon the request of the Board to submit to drug and alcohol testing. Employee's failure to comply with such request, or failure to test negatively for drugs or alcohol, shall also constitute Cause.

   "Chairman" shall mean the individual designated by the Board from time to time as its chairman.

   "Change of Control" shall mean the occurrence of one or more of the following three events:

   (1) After the effective date of this Agreement, any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company;

   (2) Within two (2) years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

   (3) Within two (2) years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

   "Company" shall mean Rhino Enterprises Group, Inc., a Nevada corporation, together with such parent compan(ies) and/or subsidiaries of the Company as may from time to time exist.

   "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of President under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

   "Employee" shall mean Robert W. Moehler and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

   "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.

   "President" shall mean the individual having responsibility to the Board for direction and management of the operational affairs of the Company, subject to the control of the Chief Executive Officer of the Company and the Board, and who reports and is accountable to the Board and the Chief Executive Officer.

   "Restricted Stock" shall mean the Company's common stock, $.001 par value per share.

   "Reorganization" shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

   "Territory" shall mean area which is within a ninety (90) mile radius of any office of the Company or its affiliates.

   2.  Position, Responsibilities, and Term of Employment.

   2.01 Position. Employee shall serve the Company as President and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the Bylaws of the Company, and to the direction of the Chief Executive Officer and Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of President in accordance with the standards of the industry.

   2.02 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

   2.03 Exclusivity Covenant. Other than Employee's ownership of and affiliation with Memorabilia & Antiquities, Inc., during the Agreement's term, Employee will not, without the consent of the Board, undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii), are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

   2.04 Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1)year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control) or the Company's termination of Employee's employment for Cause. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

   For a period of one year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control) or the Company's termination of Employee's employment for Cause, Employee will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to an employee with respect to a future employment opportunity.

   2.05 Confidential Information. Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

   Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

   2.06 Nonsolicitation. Except with the prior written consent of the Board, Employee shall not solicit customers, clients, or employees of the Company or any of its affiliates for a period of twelve (12) months from the date of the expiration of this Agreement. Without limiting the generality of the foregoing, Employee will not willfully canvas, solicit nor accept any such business in competition with the business of the Company from any customers of the Company with whom Employee had contact during, or of which Employee had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement. Employee will not directly or indirectly request, induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee will not induce or attempt to induce any employee of the Company to terminate his/her employment with the Company.

   2.07 Corporate Opportunity. If during the term of this Agreement and for one year thereafter, Employee identifies, or otherwise becomes aware of the identification by the Company of, any Acquisition Opportunity, all rights in such Acquisition Opportunity (as between the Company and Employee) shall belong solely to the Company. As used herein, "Acquisition Opportunity" means any entity engaged in the business in which the Company is or actively proposes to engage in any territory in the world in which the Company is conducting or proposes to conduct material activities.

   2.08 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

   2.09 Work for Hire. Employee agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee's employment under this Agreement [that relates to the business carried on by the Company during the term of Employee's employment under this Agreement] shall be treated as a "work for hire" and shall be the exclusive property of the Company. In this regard, Employee hereby disclaims any and all interest in such items which Employee might otherwise enjoy. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the 12 months following Employee's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement.

   2.10 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement. In this regard, Employee expressly recognizes and acknowledges that the terms and conditions of this Section 2 above are:

   (a)  reasonable to time and area;

   (b)  necessary to protect legitimate business of the Company;
and

   (c)  not unduly burdensome to Employee.

   2.11 Severability. If any provision of this Section 2 or any other provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term hereof or any restricted period, or any such provisions are held to be unreasonable with respect to length of time, geographical area or areas or activities to be restrained, such provisions shall be construed to operate for such period of time or such geographical area or areas and in respect of such activities as such court shall determine to be the maximum reasonable restraint under the circumstances, and the parties agree to submit such question or questions to such court in the event such determination of unreasonableness is held by such court. Additionally, if any other provisions of this Agreement shall be construed and enforced as illegal, invalid or unenforceable, such provision shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be effected by the severance of illegal, invalid or unenforceable provision or provisions.

   3.  Compensation.

   3.01 Minimal Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of Eighty Four Thousand Dollars ($84,000) ("Minimum Annual Compensation"). There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below Minimum Annual Compensation. In addition, if the Board increases Employee's Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation.

   Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company.

   3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program
(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute, subject only to the provisions of Section 4.03.

   3.03 Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

   3.04  Specific Benefits.

   During the term of this Agreement (and thereafter to the extent this Agreement shall require):

   (a) Employee shall be entitled to three (3) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

   (b) The Company shall provide fully paid accident and health insurance for Employee and his family with limits and extent of coverage similar to that provided by Employee's previous employer.

   (c) The Company shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, subject to the last sentence of this Section 3.04(c), in the face amount of $500,000 that provides it is fully funded after no more than five (5) years of premium payments. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and the Company shall not retain any benefit therein. The Company shall not be obligated to pay premiums for such insurance in excess of $500 per annum.

   (d) Employee shall be entitled to sick leave benefits during the employment period in accordance with the customary policies of the Company for its executive officers, but in no event less than ten (10) per year. In the event of Employee's Disability, disability insurance shall provide for the payment of Employee's Minimum Annual Compensation for a period of not less than one (1) year from the date of Disability.

   (e) In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Employee's services, duties and obligations to and on behalf of the Company, the Company shall pay to the Employee an automobile allowance of $500 per month.

   (f) In addition to the vacation provided pursuant to Section 3.04(a) hereof, Employee shall be entitled to not less than ten
(10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

    (g) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

   (h) The Company shall pay the reasonable costs of preparation, by a professional of Employee's choosing, of Employee's annual and estimated federal income tax returns.

   (i) The Company shall pay the reasonable costs of Employee's personal financial planning by a professional of Employee's choosing.

   (j) Employee shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.

   4.  Termination.

   4.01 Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then, subject to the provisions of Section 2.09, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by the greater of twenty-four (24) or the number of months remaining in the term of this Agreement (the "Severance Period") until such time as Employee shall become reemployed in a position, in the Dallas metroplex area, consistent with Employee's experience and stature. If Employee obtains such a position but Employee's annual compensation shall be less than the Minimum Annual Compensation, then the difference shall be paid to Employee for the balance of the Severance Period. Such difference shall be calculated as follows: The difference between Employee's Minimum Annual Compensation for any year, or lesser period, in which this Agreement would have been in effect and the annualized compensation payable to Employee in his new position during such period shall be payable in the same manner as the Minimum Annual Compensation was paid prior to termination over the period of such reemployment during such period. If the Employee's employment in a new position shall terminate, then for the purposes of this Paragraph 4.01 Employee shall be entitled to continuation of the Minimum Annual Compensation until he shall again become reemployed, in which case only the difference shall be payable as aforesaid; and so on. If the Employee's employment shall terminate as aforesaid or if the Employee's reemployment in a new position shall terminate, Employee shall use his best efforts to become reemployed as soon as reasonably possible in a position in the Dallas Metroplex consistent with Employee's experience and stature.

   The Company shall pay to Employee, such compensation set forth in this paragraph 4.01 under the same terms as the Minimum Annual
Compensation shall be paid under paragraph 3.01, up to a maximum of two (2) years.

   4.02 Constructive Discharge. If the Company fails to reappoint Employee to (or rejects Employee for) the position or positions listed in Section 2.01, fails to comply with the provisions of Section 3, or engages in any other material breach of the terms of this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause."

   4.03 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.09, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under
Section 3.01 relating to periods during which Employee was employed by the Company) Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

   4.04 Change in Control. If any time during the term of this Agreement there is a Change of Control and Employee's employment is terminated by the Company for reasons other than "Cause" within the greater of one (1) year following the "Change in Control" or the remaining term of this Agreement, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by thirty-six
(36). This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than sixty (60) days, after the date that Employee's employment terminated. To the extent that Employee is not fully vested in retirement Benefits from any pension, profit sharing or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall pay directly to Employee the difference between the amounts which would have been paid to Employee had he been fully vested on the date that his employment terminated and the amounts actually paid or payable to Employee pursuant to such plans or programs.

   4.05  Termination on Account of Employee's Death.

   (a)  In the event of Employee's death during the term of this
Agreement:

   (1) This Agreement shall terminate except as provided in this Section; and

   (2) The Company shall pay to Employee's beneficiary or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the monthly portion of Employee's Minimum Annual Compensation as in effect on the date of his death multiplied by the greater of twenty-four (24) or the number of months which would have otherwise remained in the term of this Agreement had Employee not died. This amount shall be paid in one lump sum as soon as practicable after the date of his death.

   (b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to a Vice President or the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

   4.06 Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a medically determinable disability and is therefore incapable of performing such services, the Company shall continue to pay Employee an amount equal to two-thirds (2/3) of Employee's Minimum Annual Compensation as in effect on the date of Employee's cessation of services by reason of disability less any amounts paid to Employee as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Employee as federal, state, or local disability benefits) and any amounts paid to Employee as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Employee again becomes employed in a significant manner and on a substantially full-time basis; (b) the date that Employee attains normal retirement age, as such age is defined in a retirement plan maintained by the Company; or (c) Employee begins to receive retirement benefits from a retirement plan maintained by the Company.

   5.  Stock Options.

   5.01 Amount of Stock. In accordance with the provisions of the Company's Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, the Company hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, an option to acquire 250,000 shares of the Company's common stock ("Option Stock") at an exercise price of $.25 per share, which Option shall expire five (5) years from the date of vesting.

   5.02 Vesting. The Option to acquire the Option Stock granted in Section 5.01 shall vest in fifty-nine (59) equal, consecutive monthly increments of 4,165 shares each on the first day of each month beginning with November, 1999 and ending with September, 2004 and one increment of 4,265 on the first day of October, 2004. Notwithstanding anything to the contrary contained in this Agreement, all Options to acquire Option Stock shall irrevocably vest thirty (30) calendar days prior to the scheduled consummation of a Change of Control or upon a Board decision to accelerate vesting.

   5.03 Tax Changes. If any change(s) in the Federal income tax laws materially affect the tax treatment of Employee with respect to the Option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantages of, such changes.

   6.  Miscellaneous.

   6.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

   6.02 Initial Term and Extensions. Except as otherwise provided, the term of this Agreement shall be three (3) years commencing with the effective date hereof. On the third anniversary of the effective date, and on each subsequent annual anniversary of the effective date thereafter, the Agreement shall be automatically extended for an additional year unless either party notifies the other in writing more than 90 days prior to the relevant anniversary date that the Agreement is no longer to be extended.

   6.03 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas, and proper venue for any dispute hereunder shall be the courts of Dallas County, Texas.

   6.04 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

   6.05 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

   6.06 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

   6.07 Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

   All obligations of Employee with respect to any Shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

   6.08 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

                    RHINO ENTERPRISES GROUP, INC.,
                    a Nevada corporation

                    By:/s/DAVID H. YOUNG
                       ---------------------------
                     David H. Young
                     Chief Operating Officer

                    EMPLOYEE

                    /s/ROBERT W. MOEHLER
                    ----------------------
                    Robert W. Moehler, an individual